Exhibit 99.1

Inotek Pharmaceuticals Appoints Timothy Barberich to Board of Directors

Lexington, MA — September 29, 2016 — Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company” or “Inotek”), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today announced that Timothy Barberich has been appointed to its Board of Directors. Mr. Barberich will serve as head of the Compensation Committee.

Mr. Barberich founded Sepracor Inc. (NASDAQ: SEPR), a publicly-traded, research-based pharmaceutical company, and served as Chairman and Chief Executive Officer for over 20 years. Under his leadership, Sepracor commercialized and partnered several products, including Allegra®, Brovana®, Clarinex®, Lunesta® and Xopenex®. Before founding Sepracor, Mr. Barberich was a senior executive at Millipore Corporation. Mr. Barberich holds a BS degree in chemistry from King’s College.

“I’m truly delighted to welcome Tim to Inotek’s board. Tim’s extensive experience leading biotech companies from early stage research to product approvals and commercialization, as well as my longstanding working relationship with him, make him an ideal addition,” said David P. Southwell, President and Chief Executive Officer. “We are fortunate to have Tim join us, especially during this important phase of Inotek’s development.”

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com. The inclusion of our website address here and elsewhere in this press release does not include or incorporate by reference the information on our website into this press release.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, PhD, 781-552-4305

Vice President, Strategy and IRO

IR@inotekpharma.com

Investor Contact:

MacDougall Biomedical Communications

Chris Erdman, 781-235-3060

cerdman@macbiocom.com

Media Contact:

MacDougall Biomedical Communications

Karen Sharma, 781-235-3060

ksharma@macbiocom.com